Exhibit 14.2

TUESDAY MORNING CORPORATION
CODE OF CONDUCT
(Updated May 16, 2006)

GENERAL

Tuesday Morning Corporation (the “Company”) has established the following Code of Conduct to ensure that all officers, employees and members of the Board of Directors (“Directors”) discharge the Company’s business with the highest standard of personal and professional integrity.  The Code of Conduct, detailed below, can be summarized by its major emphasis areas:

•                  Business and operations should be conducted in compliance with all laws, rules and regulations.

•                  Books and records are to be kept timely, completely and accurately.  Use of the Company’s funds or assets of any type for non-business purposes is prohibited.

•                  Conduct resulting in a perceived or actual conflict of interest between officers, employees, Directors, vendors, suppliers or government representatives is prohibited.

•                  Company information is confidential and will not be disclosed or acted upon.

•                  The Company is required to keep certain electronic and paper-based information regarding customer credit and debit purchase and return transactions.  Customer credit or debt information, including account number, expiration date and authorization information, is confidential and is to be limited only to specifically identified employees of the Company.

Adherence to the Code of Conduct and the Information Technology Usage and Security policy will provide guidance to the actions of officers, employees and Directors, but it cannot anticipate all circumstances.  Any activity, conduct or transaction that could create an appearance of unethical, illegal or improper business conduct must be avoided.

RESPONSIBILITY

•                  All officers, employees and Directors are responsible for reading and complying with the Company’s Code of Conduct and the Information Technology and Security policy.

•                  All officers of the Company shall be responsible for the enforcement of and compliance with these policies, including necessary distribution to ensure knowledge and compliance.

•                  It is the duty of every officer, Director and employee with significant responsibilities to seek guidance from the Chief Executive Officer or the Chief Financial Officer concerning any matter as to which there is a question regarding this policy.

•                  Failure to comply with these policies may result in disciplinary action which, depending on the seriousness of the matter, may include reprimand, probation, or suspension, reduction in salary, demotion or dismissal.  Disciplinary measures will also apply to senior executive officers who condone such illegal or unethical conduct by those reporting to them and do not move to correct the same.

•                  You can confidentially report an actual or suspected violation of these policies by calling the Company’s Hotline at
1-800-241-5689.

CODE OF CONDUCT

1.                                       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s officers, employees and Directors are expected to conduct business and operations in compliance with all federal, state and local laws, rules and regulations applicable to its business and operations.

Officers, employees and Directors should not knowingly enter into transactions that would violate any laws, rules or regulations.  If you have a question as to the legal validity of an action, you should discuss the matter with the Chief Executive Officer or Chief Financial Officer.

2.                                       COMPANY PROPERTY

Books and Records

Officer and employee responsibilities include maintaining accurate and complete Company records.  Officers and employees involved with the reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Company are responsible for ensuring that the reports, documents, and other communications are full, fair, accurate, timely and understandable.  Company transactions must be promptly and accurately recorded and reported in the Company’s books in accordance with generally accepted accounting practices and principles and SEC guidelines.

All Company records must accurately reflect and properly describe the transactions they record.  All assets, liabilities, revenues and expenses of the Company shall be recorded in the books of the Company.  No false or artificial entries shall be made in any books or records of the Company for any reason, and no officer, employee or Director shall engage in any arrangement that results in such prohibited acts.

No undisclosed or unrecorded funds or assets of the Company shall be established for any purpose.  Any officer, employee or Director of the Company having information regarding or knowledge of any unrecorded fund or asset or any prohibited action shall promptly report such matter to the Chief Financial Officer.

Company books, records and customer credit/debit purchase and return information must be maintained in confidence, safeguarded from loss and destruction, and subjected to internal control and audit procedures.  Officers and employees should always be honest and straightforward when dealing with internal or outside auditors with respect to the Company’s transactions, records, accounts, and financial statements.

Company Funds and Assets

The use of Company funds or assets by any officer, employee or Director for non-business purposes is strictly prohibited unless approved in advance by the Chief

Executive Officer.  Company funds or assets include both tangible and intangible assets, goods or services, including rebates, coupons and credits, which accrue to the Company based on its business transactions with the Company’s vendors or customers.  Frequent flier mileage and hotel points are excluded from this policy statement.

No payment on behalf of the Company shall be approved or made with the intention or understanding that part of such payment is to be used for any purpose other than for that described in the documents supporting the payment.

Company property must be safeguarded from loss, damage or theft.  Abusing, destroying, damaging or defacing Company property, tools, equipment or property of others is prohibited.

Information Technology Assets

As an employee or officer of the Company you must:

•                  protect computer hardware from loss, theft or damage;

•                  protect computer software and Company data against unauthorized access;

•                  protect customer credit/debit purchase and return data against unauthorized access;

•                  reduce risk of computer viruses;

•                  comply with federal and state copyright laws, which provide copyright owners with exclusive rights against misuse of their proprietary programs, files, and databases, including making copies of software for non-backup purposes (violation can result in civil and criminal penalties for the Company and the employee);

•                  limit personal use of Company computer hardware and software; and

•                  responsibly use the Company-wide electronic mail system including restriction of customer credit/debit purchase and return data unless encryption software is utilized.

3.                                       CONFLICTS OF INTEREST

The Company expects that its officers, employees and Directors will conduct themselves in an honest, ethical and professional manner at all times and that each individual will perform their designated responsibilities without entering into any type of situation that would result in a conflict of interest.

Gifts, Meals and Entertainment and Vendor Sponsored Trips

Gifts, Meals and Entertainment  Officers, employees and Directors are not permitted to receive gifts with a nominal value in excess of $100 from vendors or suppliers without approval.  Gifts do not include customary meals and entertainment associated with vendor trade shows.  Additionally, under no circumstances is a gift of cash or other form of “money” allowed.  This does not prohibit an officer, employee or Director from borrowing money from a financial institution at normal and customary loan rates.  Gifts or gratuities from vendors or suppliers must have a clear business purpose.  Concerns about the nature of a gift or gratuity offered, should be discussed with the Chief Executive Officer or Chief Financial Officer.

Officers, employees and Directors may accept:

•                  meals and entertainment where business is conducted, including vendor/supplier sponsored dinners, recreational sporting, or theatrical events, that are of reasonable value considering the nature of the event and/or frequency of occasion; and

•                  Advertising or promotional materials, such as pens, note pads, calendars, paperweights, and other items of nominal value.

Meals and entertainment not covered above must be approved by the Chief Executive Officer or Chief Financial Officer.

Vendor Sponsored Trips  Receipt of out of town trips by officers, employees and Directors from persons or firms with which the Company has business dealings is prohibited unless prior written approval is received from the Chief Executive Officer or Chief Financial Officer.

Some general guidelines on trips with vendors include the following:

•                  No trips will be accepted unless the sponsor has invited a large group of customers from other companies.  A large group is defined as ten or more persons.

•                  The cost of airfare, hotel accommodations and meals for trips by the Company’s buyers to a vendor’s location for mutual convenience may be paid directly by the vendor or reimbursed by a vendor, provided that the trip is solely for a business purpose.  Additionally, no spouse or guest may be invited at the vendor’s or the Company’s expense.

Approval of Gifts, Travel and Entertainment  You must complete the “Acceptance of Gifts, Travel and Entertainment from Vendors/Suppliers” form and receive written approval from the Chief Executive Officer upon receipt of gifts, travel or entertainment in excess of $100, unless allowed by this policy.

Bribery

Payments, gifts or entertainment paid to government officials, other government personnel, or personnel of government-owned companies are prohibited.  This prohibition covers payments to any person while knowing or having reason to know that all or a portion of such money or item of value will be offered, given or promised, directly or indirectly, to any government official.

Officers, employees and Directors shall not seek or accept, directly or indirectly, any payments, fees, services or loans that are of a nature which could be construed as a business inducement from any person or business entity that does or seeks to do business with, or is in competition with, the Company.  This does not, however, prohibit an officer, employee or Director from receiving compensation for outside services where such outside services will not affect the impartial discharge of the officer’s, employee’s or Director’s duties or obligations to the Company.

Unlawful Gifts and Payments

The Company’s policy is to fully comply with all U.S. laws and regulations applicable to improper gifts, bribes, kickbacks and other “sensitive transactions.”  Officers, employees and Directors shall not pay, directly or indirectly, any bribe, kickback or other payoff to any supplier or customer or to their employees or representatives.  The use of an officer’s, employee’s or Director’s personal funds or assets with respect to the Company’s activities for any unlawful or improper purpose falling within the scope of this policy is also strictly prohibited.

Related Party Transactions

Officers, employees and Directors and members of their families are not permitted to have any significant financial interest in entities which conduct or seek to conduct business with the Company or which compete with the Company without first obtaining a statement of clearance from the Chief Executive Officer.  A significant financial interest shall be defined as (1) for private entities, an ownership interest of 50% or more, and (2) for publicly traded entities, an ownership interest of 1% or more.

Transactions with vendors and suppliers must be carried out on an arms-length basis.  Competitive bidding should be used whenever possible.

Officers, employees and Directors shall not conduct business on behalf of the Company with any relative of an officer, employee or Director, except where such dealings have been fully disclosed to the Company and specific approval has been given by the Chief Executive Officer or Chief Financial Officer.

For purposes of this section, transactions totaling less than $10,000 annually for a single vendor or supplier may be excluded.

Officers, employees and Directors shall not acquire, directly or indirectly, real estate, an interest in any business entity, or any other property that such person knows, or has reason to believe, may be of acquisition interest to the Company.

4.                                       CONFIDENTIAL INFORMATION POLICY

The Company, recognizing its responsibility, promulgates the following statement of corporate policy regarding confidential information of the Company or its subsidiaries.  All officers, employees and Directors are required to comply with this policy.

1.                                       As an essential part of our work, most of us use or have access to a large amount of corporate information, some highly confidential and of considerable value to our Company and our customers.  Those of us who possess or monitor confidential information hold a special position of trust and confidence toward our Company, our stockholders and our customers.

2.                                       We have an important responsibility to keep confidential information within the Company until it is made public.  Under no circumstances is customer credit/debit purchase and return information ever to be made public.  This means that sensitive information should not be discussed with your family, relatives, business or social acquaintances, nor should it be discussed with other officers or employees at the Company unless they have a clear right and need to know.  Precautions should also be taken in order to ensure that discussions concerning Company confidential information are not overheard by parties without a need to know that information.

3.                                       While it is virtually impossible to label clearly the confidential information likely to affect the value of the Company’s securities, we can specify some of the general subjects: sales, earnings, dividend actions, mergers and acquisitions, major new products, major personnel changes, price changes on major products, unusual gains or losses in operation, major marketing changes and material pending legal actions or settlements.

4.                                       Those of us who possess material, non-public corporate information also have a legal obligation.  Under the law, a person who, during the course of his or her work obtains confidential information, which could affect the price of the Company’s securities (stock or options) or the securities of another company doing business with the Company can be considered an “insider.”  This means the officer, employee or Director could face criminal prosecution or civil lawsuits should the officer, employee or Director buy or sell Company securities or the other company’s securities on the basis of inside information.  The officer, employee or Director also is liable if the officer, employee or Director causes others to buy or sell the Company’s securities or the securities of another company based on this inside information.  IT IS NOT PROPER TO TRADE IN THE COMPANY’S SECURITIES WHEN IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION.

5.                                       In order to avoid legal responsibility for disclosing confidential information, it is important to keep in mind that if information concerning the Company is sought by some outsider, (e.g. an analyst, a prospective investor or a concerned investor), the inquiry should be referred, without discussion, to the Chief Financial Officer.  If any rumor develops that you believe has serious implications concerning the Company, this rumor should be referred to the Chief Executive Officer or Chief Financial Officer.

5.                                       WAIVERS OF THE CODE OF CONDUCT

Any waivers of the code of conduct for directors or executive officers must be approved by the Board of Directors of the Company and such waivers shall be disclosed to stockholders, along with the reasons for the waiver, as required by law and The Nasdaq Marketplace Rules.

6.                                       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Officers and employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by officers or employees.  Officers or employees are expected to cooperate in internal investigations of misconduct.

Officers and employees must read the Company’s Guidelines for Reporting Violations Under the Code of Conduct attached hereto as Annex A, which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.  Any officer or employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

Annex A

Guidelines for Reporting Violations Under the Code of Conduct

TUESDAY MORNING CORPORATION

REPORTING VIOLATIONS UNDER THE CODE OF CONDUCT

Tuesday Morning Hotline: 1-888-310-6760

Use the Tuesday Morning Hotline To:

•                  Report Theft and Fraud, including customer credit/debit confidential data

•                  Report Other Dishonesty

•                  Seek Guidance or Advice

The Tuesday Morning hotline is available to anyone needing to confidentially report business abuse and dishonesty. Tuesday Morning encourages its employees and the public to use the Hotline to report any issues of suspicion. Tuesday Morning will promptly investigate reports of violations and our Code of Conduct will be enforced at all levels fairly and without prejudice.

Employees are requested to use the hotline if they are facing an ethical situation, or if they think a violation of Company policy has occurred. The Tuesday Morning hotline is available 24 hours a day, seven days a week. A trained professional will be available to take the call or a message may be left with contact information.

Additionally, Tuesday Morning employees may use the Hotline to freely express their concerns related to questionable

•                  Accounting practices;

•                  Internal controls;

•                  External reporting matters; and,

•                  Improper disclosure of customer or employee confidential information.

A trained professional will ask you questions and document the call details, including the caller’s name and contact number, if the caller chooses to provide such information. The caller is not required to provide a name and phone number; however, it may be difficult to perform an investigation without some contact information. To the extent possible, all calls will be handled confidentially.

Obligation to Report Violations
All employees, officers and any member of the Board of Directors have an obligation to report actual or suspected violations of federal, state or local laws, and any violations of the Code of Conduct.

No Retaliation

Tuesday Morning will not tolerate retaliation in any form against an individual who reports a suspected or actual violation. Employees who retaliate, either directly or indirectly, or encourage others to do so, will be subject to disciplinary action appropriate to the violation, up to and including dismissal.

Anonymous Contact

While we understand the desire to report concerns anonymously, full details are almost always needed to reach a resolution. Additionally, it is often impossible to address concerns without revealing who has raised the concern. We prefer to support an open atmosphere where employees may voice their concerns without fear of recrimination.

Tuesday Morning will take all reasonable steps to the extent possible to keep confidential the identity of anyone reporting a possible violation, making a complaint, or providing information regarding alleged wrong doing.

Those reporting a suspected or actual violation are not required to provide their name; however, it may be difficult to perform an investigation without contact information. Be aware that information involving a threat to life and/or property, harassment, illegal activities, or legal action against the Company may require action that does not allow for complete anonymity.

Investigation
It may be necessary for an investigator to contact the person making the report for more details. The investigator will conduct an internal investigation, focusing on the issue — not on the identity of the person making the report. Results of the investigation will be documented, and appropriate action will be taken to correct the situation.

Ask The Ethics Team at Tuesday Morning
Don’t be afraid to ask. In some cases, the right thing to do will be obvious, but in other more complex situations, it may be difficult to decide what to do. When faced with a tough ethical decision or whenever there are any doubts as to the right thing to do, we encourage employees to talk to someone else such as a supervisor, another manager, or contact anyone on the Ethics Team.

In addition to our Code of Conduct, we rely on the good judgment and decisions of our team members to maintain our company’s ethical reputation. All questions, comments and issues are handled in a professional and confidential manner.

Hotline:	1-888-310-6760
Email:	ethics@tuesdaymorning.com
Fax:	(972) 934-7118
Mail:	Tuesday Morning Ethics Team
6250 LBJ Freeway
Dallas, TX 75240

Jim Figueredo	Judy McDonald
Director of Loss Prevention	Director of Internal Audit
Tuesday Morning	Tuesday Morning
6250 LBJ Freeway	6250 LBJ Freeway
Dallas, Texas 75240	Dallas, Texas 75240
972-387-3562 ext 7206	972-387-3562 ext 7502
jimf@tuesdaymorning.com	judym@tuesdaymorning.com